EXHIBIT 2

Executive Officers and Directors of Clal Industries and Investments Ltd.
(As of August 8, 2012)

Name	Business Address	Citizenship	Present Principal Occupation or Employment	Name, Principal Business and Address of Employer
Avi Fischer	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel
Chairman of the Board of Directors of Clal Industries and Investments Ltd.;
Chairman of the Board of Directors of Clal Biotechnology Industries Ltd;
Co-Chairman of the Board of Directors of Infinity Israel-China.
3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel
Benet Lincoln	Access Industries, Inc. 28 Kensington Church Street, London W8 4EP, United Kingdom	England	Director; President and Chief Executive Officer of Access Industries, Inc.; Director of Warner Music Group Corp.; Director of Acision B.V.; Director of Boomerang Tube LLC.	Access Industries, Inc. 28 Kensington Church Street, London W8 4EP, United Kingdom
Marc Schimmel	54-56 Euston St., London NW1 U.K.	Israel England	Director; Co – Managing Director of UKI Investments	UKI Investments, Real Estate Investments 54-56 Euston St., London NW1 U.K.
David Leviatan	18 Mendele St. Herzeliya, 46708 Israel	Israel
Director;
Chairman of the Board of Directors of Arazim Tourism Operations Ltd.;
Chairman of the Board of Directors and Manager of Zamgal Holdings Ltd.;
Director, Beneton Investments;
Director, Goren Investments.

Self Employed 18 Mendele St. Herzeliya, 46708 Israel
Zvi Heifetz	Htsdaf 12 Tel Aviv, Israel	Israel	Director; Business and Strategic Consultant; Director of Z. Heifetz Properties Ltd.; Director of Vesta Management and Consulting Ltd.	Self Employed Htsdaf 12 Tel Aviv, Israel
Liora Polachek	Sitan-Polachek Law Office, Hey Be'Iyar 46, Tel-Aviv 62150, Israel	Israel	External Director; Advocat; Director of Citpol Ltd.	Sitan-Polachek Law Office, Law Firm, Hey Be'Iyar 46, Tel-Aviv 62150, Israel
Zeev Ben-Asher	Carmeli 20, Ramat-Gan 52223, Israel	Israel	External Director; Managers Coacher, Organizational Consultant, Integrative Therapist; Director, First International Bank Ltd.;	Self-Employed, Management Coacher, Organizational Consultant, Integrative Therapist, Carmeli 20, Ramat-Gan 52223, Israel
Guy Rosen	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Deputy Chief Executive Officer	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Gonen Bieber	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel and Germany	Chief Financial Officer	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Yehuda Ben Ezra	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Director; Vice President and Comptroller	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Nitsa Einan	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Executive Vice President, Legal Counsel	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Daniel Shinar	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Executive Vice President, Business Development	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel
Ilan Amit	3 Azrieli Center, 45th Floor, Tel-Aviv 67023 Israel	Israel	Internal Auditor of Clal Industries and Investments Ltd.; Internal Auditor of I.D.B Holding Corporation.	Clal Industries and Investments Ltd., Holding Company, 3 Azrieli Center, 45th Floor, Tel-Aviv 67023, Israel